Exhibit 99.1

News Release	FMC Technologies, Inc.
1803 Gears Road
Houston, TX 77067

Release	Immediate Release
Contact	Investors: Bradley Alexander (281) 260-3665
Media: Lisa Albiston (281) 931-2513
Michael King (281) 931-2540

FMC Technologies Reports First Quarter 2012

Diluted Earnings per Share of $0.41

Highlights:

•	First quarter Subsea Technologies orders of $1.4 billion

•	Record Subsea Technologies backlog of $4.7 billion

•	Company reiterates 2012 guidance for diluted earnings per share of $2.10 to $2.25

HOUSTON, April 24, 2012 – FMC Technologies, Inc. (NYSE:FTI) today reported first quarter 2012 revenue of $1.4 billion, up 29 percent from the prior-year quarter. Diluted earnings per share were $0.41 compared to $0.35 in the prior-year quarter.

Total inbound orders of $2.0 billion were up 50 percent from the prior-year quarter and included $1.4 billion in Subsea Technologies orders. Backlog for the Company was $5.6 billion including Subsea Technologies backlog of $4.7 billion.

“With the award of the Petrobras pre-salt subsea trees, we are well-positioned to exceed our 2011 subsea orders,” said John Gremp, Chairman, President and CEO of FMC Technologies. “We continue to see the subsea market expanding in 2012 and beyond.”

“We are pleased with our Surface Technologies quarterly results and are confident that we can effectively manage through the anticipated capital spending reduction in the North American pressure pumping market.”

Review of Operations – First Quarter 2012

Subsea Technologies

Subsea Technologies’ first quarter revenue was $894.9 million, up 30 percent from the prior-year quarter. Subsea Technologies’ operating profit of $75.1 million increased seven percent from the prior-year quarter as the impact of higher revenue was offset primarily by higher completion costs on a project in West Africa and continuing investments in headcount.

FMC Technologies Reports First Quarter 2012 Diluted Earnings per Share of $0.41	2

Subsea Technologies’ inbound orders for the first quarter were $1.4 billion and backlog was $4.7 billion.

Surface Technologies

Surface Technologies’ first quarter revenue of $377.8 million was 30 percent higher than the prior-year quarter. The increase came from strong results in both surface wellhead and fluid control.

Surface Technologies had operating profit of $78.0 million in the first quarter, up 52 percent from the prior-year quarter. The increase was driven by continued strength in fluid control and higher volumes in surface wellhead.

Surface Technologies’ inbound orders were $424.7 million in the first quarter, up 54 percent from the prior-year quarter. Backlog for the segment finished the quarter at a record $627.8 million.

Energy Infrastructure

Energy Infrastructure’s first quarter revenue was $137.0 million, up 33 percent from the prior-year quarter. This increase came primarily from improved results in measurement solutions and material handling.

Energy Infrastructure’s operating profit of $9.3 million in the first quarter increased 107 percent from the prior-year quarter. The increase was attributable to the higher volumes in both measurement solutions and material handling.

Energy Infrastructure’s inbound orders for the first quarter were $192.2 million and backlog was $285.4 million.

Corporate Items

Corporate expense in the first quarter was $8.5 million, an increase of $0.1 million from the prior-year quarter. Other revenue and other expense, net, was $20.9 million, an increase of $12.7 million from the prior-year quarter due largely to $9.2 million in foreign exchange loss in 2012 compared to $0.2 million in foreign exchange gain in 2011.

The Company ended the quarter with net debt of $380.1 million. Net interest expense was $3.5 million in the quarter.

Depreciation and amortization for the first quarter was $30.1 million, up $1.1 million from the sequential quarter. Capital expenditures for the first quarter were $92.0 million.

The Company recorded an effective tax rate of 23.7 percent for the first quarter.

FMC Technologies Reports First Quarter 2012 Diluted Earnings per Share of $0.41	3

Summary and Outlook

FMC Technologies reported first quarter diluted earnings per share of $0.41.

Total inbound orders of $2.0 billion in the first quarter included $1.4 billion in Subsea Technologies orders. Backlog for the Company stands at a record $5.6 billion, including Subsea Technologies backlog of $4.7 billion.

The Company reiterated its guidance for 2012 diluted earnings per share of $2.10 to $2.25.

FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry. Named by FORTUNE® Magazine as the World’s Most Admired Oil and Gas Equipment, Service Company in 2012, the Company has approximately 14,900 employees and operates 27 production facilities in 16 countries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. For more information, visit www.fmctechnologies.com.

This release contains “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements usually relate to future events and anticipated revenues, earnings, cash flows or other aspects of our operations or operating results. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “estimate” and similar expressions, including the negative thereof, are intended to identify forward-looking statements, which are generally not historical in nature. The absence of these words, however, does not mean that the statements are not forward-looking. These forward-looking statements are based on the Company’s current expectations, beliefs and assumptions concerning future developments and business conditions and their potential effect on the Company. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Company will be those that we anticipate.

All of the Company’s forward-looking statements involve significant risks and uncertainties (some of which are beyond the Company’s control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Known material factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include those set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as the following: demand for our systems and services, which is affected by changes in the price of, and demand for, crude oil and natural gas in domestic and international markets; potential liabilities arising out of the installation or use of our systems; continuing consolidation within our customers’ industries; U.S. and international laws and regulations that may increase our costs, limit the demand for our products and services or restrict our operations; disruptions in the political, regulatory, economic and social conditions of the foreign countries in which we conduct business; fluctuations in currency markets worldwide; cost overruns that may affect profit realized on our fixed price contracts; the cumulative loss of major contracts or alliances; our dependence on the continuing services of key managers and employees and our ability to attract, retain and motivate additional highly-skilled employees for the operation and expansion of our business; rising costs and availability of raw materials; a failure of our information technology infrastructure or any significant breach of security; our ability to develop and implement new technologies and services, as well as our ability to protect and maintain critical intellectual property assets; the outcome of uninsured claims and litigation against us; disruptions in the timely delivery of our backlog and its effect on our future sales, profitability, and our relationships with our customers; and disruptions in the financial and credit markets and its impact on our customers’ activity levels, spending for our products and services and ability to pay amounts owed us. The Company cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any of its forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

FMC Technologies, Inc. will conduct its first quarter 2012 conference call at 9:00 a.m. ET on Wednesday, April 25, 2012. The event will be available at www.fmctechnologies.com. An archived audio replay will be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted at www.fmctechnologies.com/earnings.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions except per share amounts, unaudited)

	Three Months Ended
	March 31
	2012	2011
Revenue	$1,396.6	$1,081.9
Costs and expenses	1,266.7	974.5

	129.9	107.4

Other income, net	4.0	2.4

Income before net interest expense and income taxes	133.9	109.8
Net interest expense	(3.5)	(1.5)

Income before income taxes	130.4	108.3
Provision for income taxes	30.7	22.6

Net income	99.7	85.7
Net income attributable to noncontrolling interests	(0.9)	(0.5)

Net income attributable to FMC Technologies, Inc.	$98.8	$85.2

Earnings per share attributable to FMC Technologies, Inc.:
Basic	$0.41	$0.35
Diluted	$0.41	$0.35

Weighted average shares outstanding:
Basic	240.1	241.8
Diluted	241.3	243.8

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended
	March 31
	2012	2011
Revenue

Subsea Technologies	$894.9	$689.5
Surface Technologies	377.8	291.3
Energy Infrastructure	137.0	103.0
Other revenue (1) and intercompany eliminations	(13.1)	(1.9)

	$1,396.6	$1,081.9

Income before income taxes

Segment operating profit
Subsea Technologies	$75.1	$70.0
Surface Technologies	78.0	51.4
Energy Infrastructure	9.3	4.5

Total segment operating profit	162.4	125.9

Corporate items
Corporate expense	(8.5)	(8.4)
Other revenue and other expense, net (1)	(20.9)	(8.2)
Net interest expense	(3.5)	(1.5)

Total corporate items	(32.9)	(18.1)

Income before income taxes attributable to FMC Technologies, Inc.	$129.5	$107.8

(1)	Other revenue comprises certain unrealized gains and losses on derivative instruments related to unexecuted sales contracts. Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended
	March 31
	2012	2011
Inbound Orders

Subsea Technologies	$1,428.8	$939.9
Surface Technologies	424.7	275.2
Energy Infrastructure	192.2	148.9
Intercompany eliminations and other	2.3	(2.2)

Total inbound orders	$2,048.0	$1,361.8

	March 31
	2012	2011
Order Backlog

Subsea Technologies	$4,688.5	$3,953.1
Surface Technologies	627.8	394.9
Energy Infrastructure	285.4	230.6
Intercompany eliminations	(2.5)	(5.4)

Total order backlog	$5,599.2	$4,573.2

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	March 31, 2012	December 31, 2011
	(Unaudited)
Cash and cash equivalents	$361.6	$344.0
Trade receivables, net	1,330.3	1,341.6
Inventories, net	788.3	712.2
Other current assets	436.4	390.1

Total current assets	2,916.6	2,787.9

Property, plant and equipment, net	848.7	767.9
Goodwill	270.6	265.8
Intangible assets, net	127.1	128.0
Investments	166.3	161.4
Other assets	177.3	160.0

Total assets	$4,506.6	$4,271.0

Short-term debt and current portion of long-term debt	$28.6	$587.6
Accounts payable, trade	562.4	546.8
Advance payments and progress billings	423.0	450.2
Other current liabilities	669.3	648.3

Total current liabilities	1,683.3	2,232.9

Long-term debt, less current portion	713.1	36.0
Other liabilities	537.3	564.4
FMC Technologies, Inc. stockholders’ equity	1,558.9	1,424.6
Noncontrolling interest	14.0	13.1

Total liabilities and equity	$4,506.6	$4,271.0

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Three Months Ended
	March 31
	2012	2011
Cash provided (required) by operating activities:
Net Income	$99.7	$85.7
Depreciation and amortization	30.1	25.4
Trade accounts receivable, net	36.8	25.5
Inventories, net	(68.2)	(41.2)
Accounts payable, trade	6.1	64.0
Advance payments and progress billings	(35.5)	(9.1)
Other	(67.3)	(100.1)

Net cash provided by operating activities	1.7	50.2

Cash provided (required) by investing activities:
Capital expenditures	(92.0)	(41.0)
Other investing	1.0	1.7

Net cash required by investing activities	(91.0)	(39.3)

Cash provided (required) by financing activities:
Net increase in debt	118.0	58.1
Issuance of capital stock	0.3	0.6
Purchase of stock held in treasury	(0.5)	(1.1)
Other financing	(12.7)	(8.0)

Net cash provided by financing activities	105.1	49.6

Effect of changes in foreign exchange rates on cash and cash equivalents	1.8	0.8

Increase in cash and cash equivalents	17.6	61.3

Cash and cash equivalents, beginning of period	344.0	315.5

Cash and cash equivalents, end of period	$361.6	$376.8